VOLUNTARY ENHANCED RETIREMENT OFFER
            FOR CERTAIN CORPORATE EMPLOYEES OF RALSTON PURINA COMPANY


ELIGIBILITY
-----------

The following are eligible to participate in the VERO, subject to any conditions set forth below:
(a) Subject to the eligibility provisions below, individuals who were on the Corporate payroll as regular employees as of May 31, 1998 (other than the co-Chief Executive Officers of Ralston Purina Company), who will have attained age fifty two (52) and will have completed ten (10) years of Company service credit by September 30, 1999 ("Corporate Employees"). This shall include, but not be limited to, individuals who retired after May 31, 1998, and met the age and service criteria as of the date of their retirement, but such retirement occurred before the date the program was officially announced to eligible employees.
(b) Corporate Employees who have executed a separation agreement or who have been offered a separation agreement that has not yet been executed are eligible to accept the VERO only in lieu of, and not in addition to, the separation agreement.
(c) Employees who were on long-term disability leave on May 31, 1998, who meet the age and service criteria in (a) above, and who were on the Corporate payroll as of their last day worked. For purposes of this definition, the period of service shall include the period of disability.
(d) Any employee in the St. Louis general offices who is represented by one of the following bargaining units to the extent that participation in the VERO has been negotiated between the bargaining representative and Ralston Purina
Company:

Service  Employees  International  Union,  Local  50
International Brotherhood of Electrical Workers, Local No. 1 Painter Local Union 980
Carpenters  District  Council  of  St.  Louis
Teamsters  Union  Local  No.  610
International  Union  of  Operating  Engineers,  Local  No.  2

Notwithstanding the foregoing, the following employees shall be excluded from the VERO:

(a)    Employees  of  the  CheckMark  division  as  of  May  31,  1998,  and
(b) Employees of any other division, subsidiary or affiliate of Ralston Purina Company who were placed on the Corporate payroll solely to effectuate the terms of a separation agreement.

ELECTION  AND  WINDOW  PERIODS
------------------------------

Eligible employees must elect to accept or decline the VERO no later than forty-five (45) days from the date on which the VERO is made available to them, or such additional time as is authorized by the Vice President, Administration. Employees who elect VERO shall retire on or after January 4, 1999, but not later than January 3, 2000. In no event shall an eligible employee retire under the VERO prior to reaching age fifty two (52) and completing ten (10) years of Company service. In exceptional circumstances, the retirement window period may, at the discretion of management and in compliance with Internal Revenue Service regulations, be extended a short period based upon the reasonable business needs of the Company.

RETIREMENT  PLAN  ENHANCEMENT
-----------------------------

The pension formulas applicable to VERO participants shall be enhanced by adding the equivalent of three years to the Company service credit earned as of the date the employee is terminated from the payroll, and three years to the employee's age as follows:

-         Final Average Pay Formula:  Final Average Earnings shall be determined
          -------------------------
prior to adding the enhancement for credited service. In no event will Company service credit, including the enhancement, be greater than forty (40) years. Reduction factors used to determine the participant's benefit shall reflect the additional years of age.

-      Account Option Formula:  Final Average Earnings shall be determined prior
       -----------------------
to adding the enhancement for credited service. There is no cap on service credit under this formula. The resulting account balance shall then be converted to an annuity calculated based on the enhanced age, which results in increased monthly payments over a deemed shorter life expectancy. If the lump sum is chosen by the participant, the resulting increased annuity is then converted back to a lump sum, determined as though the annuity payments are paid over a longer life expectancy based on actual age.

-          Career  Average  Formula:   The employee's last full calendar year of
           ------------------------
earnings  shall  be used and shall be determined prior to adding the three years
      -
of benefit accrual. There is no cap under this formula. Reduction factors used to determine the participant's benefit shall reflect the additional years of age.

Any eligible employees who retired after May 31, 1998 but prior to the program announcement shall only be entitled to have their retirement benefits calculated in accordance with the pension formula in effect at the date of their retirement.

VERO participants will be permitted to begin receiving their benefit as early as age fifty two (52). This change is necessary only for those subject to the Final Average Pay and Career Average formulas since the Account Option allows participants to take their benefit upon termination regardless of age.

VERO participants will receive an additional pension benefit, payable in such form as permitted under the Retirement Plan, equal in value to a single life annuity of $275 each month.

SEVERANCE  PAY  PLAN  ENHANCEMENT
---------------------------------

Termination benefits will be paid equal to six (6) weeks' salary at the employees' regular or hourly rate as of the date of the employees' scheduled termination date.

RETIREE  HEALTH
---------------

Eligible employees who retire under VERO prior to reaching age 55 may elect retiree health coverage under the Purina Comprehensive Health Plan. The Executive Health Plan shall be amended to offer retiree medical coverage to those who participated in the Executive Plan as active employees, contingent upon enrolling in, and paying applicable premiums for, retiree coverage under the Comprehensive Health Plan.

The Company subsidy for retiree medical premiums shall be increased for each VERO participant who was entitled to a subsidy as of January 1, 1989, by adding to their service as of their termination date the lesser of:

a)  three  (3)  years  of  service,  or
b) the number of years necessary to reach a maximum of twenty-five (25) years of service.

DEFERRED  COMPENSATION  PLAN  FOR  KEY  EMPLOYEES
-------------------------------------------------

The terms of the Fixed Benefit Option ("FBO") of the Deferred Compensation Plan for Key Employees shall be amended to provide that participants who have not attained age 55 as of their termination under the VERO shall be treated in the same manner as an employee who is involuntarily terminated prior to age 55.

ANNUAL  BONUS  PLAN
-------------------

A VERO participant who is bonus eligible and terminates prior to September 30, 1999, will be entitled to a pro-rata portion of his or her target bonus for fiscal year 1999. A VERO participant who is bonus eligible and terminates between September 30, 1999, and January 3, 2000, will be entitled to his or her actual fiscal year 1999 bonus, as well as a pro-rata portion of his or her target bonus for fiscal year 2000.